Exhibit 99.1

February 25, 2013

FOR IMMEDIATE RELEASE

Contact:  Laura Ulbrandt  (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES 2012 RESULTS

New York, New York, February 25, 2013--Leucadia National Corporation (NYSE: LUK) today announced its operating results for the year ended December 31, 2012.  Net income attributable to Leucadia National Corporation common shareholders was $854,466,000 ($3.44 per diluted common share) for 2012 compared to net income of $25,231,000 ($.10 per diluted common share) for 2011.

For more information on the Company’s results of operations for 2012, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the Securities and Exchange Commission today.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)

	For the Three Month		For the Year
	Period Ended December 31,		Ended December 31,
	2012	2011	2012	2011

Revenues and other income	$2,511,140	$261,599	$9,193,689	$1,434,622

Net securities gains	$8,912	$102,261	$590,581	$641,476

Income from continuing operations before income taxes and
income (losses) related to associated companies	$391,940	$66,116	$966,520	$677,455

Income taxes	145,473	28,247	376,494	270,316

Income from continuing operations before income (losses)
related to associated companies	246,467	37,869	590,026	407,139

Income (losses) related to associated companies, net of taxes	204,043	76,615	276,279	(394,041)

Income from continuing operations	450,510	114,484	866,305	13,098

Income (loss) from discontinued operations, including
gain (loss) on disposal, net of taxes	330	4,580	(1,664)	11,858

Net income	450,840	119,064	864,641	24,956

Net loss attributable to the noncontrolling interest	993	373	2,060	275

Net (income) loss attributable to the redeemable
noncontrolling interests	2,333	–	(12,235)	–

Net income attributable to
Leucadia National Corporation common shareholders	$454,166	$119,437	$854,466	$25,231

Basic earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income from continuing operations	$1.86	$.47	$3.50	$.05
Income (loss) from discontinued operations, including
gain (loss) on disposal	–	.02	(.01)	.05
Net income	$1.86	$.49	$3.49	$.10

Number of shares in calculation	244,583	244,583	244,583	244,425

Diluted earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income from continuing operations	$1.83	$.46	$3.45	$.05
Income (loss) from discontinued operations, including
gain (loss) on disposal	–	.02	(.01)	.05
Net income	$1.83	$.48	$3.44	$.10

Number of shares in calculation	248,922	248,874	248,914	244,573